Exhibit 10.4

GILEAD SCIENCES, INC.

CODE SECTION 162(m) BONUS PLAN

Effective January 1, 2006

To Be Submitted to Stockholders for Approval May 10, 2006

1. Purpose of the Plan. The purpose of the Plan is to provide a link between compensation and performance, to motivate participants to achieve corporate performance objectives and to enable the Company to attract and retain high quality Eligible Employees.

2. Definitions. As used herein, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Bonus” means a cash payment made pursuant to the Plan.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board.

(e) “Company” means Gilead Sciences, Inc., a Delaware corporation.

(f) “Corporate Bonus Plan” means the Gilead Sciences, Inc. Corporate Bonus Plan, as amended from time to time.

(g) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m) of the Code.

(h) “Director” means a member of the Board.

(i) “Eligible Employee” means an Employee who holds the title of Senior Vice President or above and, but for having the title of Senior Vice President or above, would be eligible to participate in the Corporate Bonus Plan.

(j) “Employee” means any person who is in the employ of the Company, subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(k) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(l) “Performance Goal” means any measurable criterion tied to the success of the Company and based on one or more of the business criteria described in Section 7.

(m) “Plan” means the Gilead Sciences, Inc. Code Section 162(m) Bonus Plan.

3. Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Committee (or a subcommittee of the Committee) which shall be comprised solely of two or more Directors eligible to serve on a committee awarding Bonus payments qualifying as Performance-Based Compensation.

(b) Powers of the Committee. Subject the provisions of the Plan (including any other powers given to the Committee hereunder), the Committee shall have the authority, in its discretion:

(i) to establish Performance Goals;

(ii) to construe and interpret the terms of the Plan and Bonuses awarded under the Plan;

(iii) to establish additional terms, conditions, rules or procedures for the administration of the Plan; provided, however, that no Bonus shall be awarded under any such additional terms, conditions, rules or procedures with terms or conditions which are inconsistent with the provisions of the Plan; and

(iv) to take such other action, not inconsistent with the terms of the Plan, as the Committee deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, members of the Committee who administer the Plan shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses (including attorneys’ fees), actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Bonus awarded hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within 30 days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to handle and defend the same.

4. Coverage. Eligible Employees are covered by the Plan.

5. Coordination with Corporate Bonus Plan; No Duplication of Benefits. While this Plan is in effect, Eligible Employees shall not be eligible to participate in the Corporate Bonus Plan. Bonuses awarded under this Plan shall be determined by reference to the terms and conditions of the Corporate Bonus Plan, but such reference is intended solely as a means of administering this Plan and the Corporate Bonus Plan in a similar manner, subject, however, to all of the limitations on and procedures applicable to Bonuses set forth in this Plan document. To the extent the terms and conditions set forth in this Plan document are in conflict with those of the Corporate Bonus Plan or are required to apply in order for Bonuses to qualify as Performance-Based Compensation, the terms and conditions set forth in this Plan document shall control.

6. Terms and Conditions of Bonus Awards.

(a) Pre-Established Performance Goals. Payment of Bonuses shall be based solely on account of the attainment of one or more pre-established, objective Performance Goals. The Committee shall establish one or more objective Performance Goals with respect to each Eligible Employee in writing not later than 90 days after the commencement of the period of service to which the Performance Goals relate, provided that the outcome of the Performance Goals is substantially uncertain at the time of their establishment. Performance Goals shall be based solely on one or more of the business criteria described in the Section 7.

(b) Committee Discretion. The Committee, in determining the amount of Bonus actually paid to an Eligible Employee, shall not have the discretion to increase the amount of the Bonus that otherwise would be payable upon the attainment of the Performance Goals but may decrease the amount of such Bonus in its sole discretion. The exercise of such discretion to decrease the amount of a Bonus may be based on such performance criteria as may have been established under the Corporate Bonus Plan or on such other criteria as the Committee may choose to apply.

(c) Committee Certification. Prior to the payment of any Bonus, the Committee shall certify in writing that the Performance Goals were satisfied.

(d) Individual Limitations on Awards. Notwithstanding any other provision of the Plan, the maximum amount of any Bonus paid to a Covered Employee in any fiscal year is $5,000,000.

7. Business Criteria.

(a) Permitted Criteria. Performance Goals established by the Committee may be based on any one of, or combination of, the following: (i) revenue, (ii) achievement of specified milestones in the discovery and development of one or more of the Company’s products, (iii) achievement of specified milestones in the commercialization of one or more of the Company’s products, (iv) achievement of specified milestones in the manufacturing of one or more of the Company’s products, (v) expense targets, (vi) share price (including, but not limited to, growth measures and total shareholder return), (vii) earnings per share, (viii) operating margin, (ix) gross margin, (x) return measures (including, but not limited to, return on assets, capital, equity, or sales), (xi) net sales growth, (xii) productivity ratios, (xiii) operating income, (xiv) net operating profit, (xv) net earnings or net income (before or after taxes), (xvi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital), (xvii) earnings before or after interest, taxes, depreciation, and/or amortization, (xviii) economic value added, (xix) market share, and (xx) working capital targets.

(b) Authorized Adjustments. The Committee is authorized to make adjustments in the method of calculating the attainment of Performance Goals for a Performance

Period as follows: (i) to exclude restructuring and/or other non-recurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles required by the Financial Accounting Standards Board; (iv) to exclude the effects of statutory adjustments to corporate tax rates; (v) to exclude the effects of “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude any other unusual, non-recurring gain or loss or other extraordinary item; (vii) to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (viii) to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles or business conditions; (ix) to exclude the dilutive effects of acquisitions or joint ventures; (x) to assume that any business divested by the Company achieved Performance Goals at targeted levels during the balance of a Performance Period following such divestiture; (xi) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distribution to common stockholders other than regular cash dividends; (xii) to reflect a corporate transaction, such as a merger, consolidation, separation (including spin-off or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code); and (xiii) to reflect any partial or complete corporate liquidation.

8. Effective Date and Term of Plan. The Plan shall become effective on January 1, 2006, but only if approved by the Company stockholders at the 2006 annual meeting. Assuming that such stockholder approval is obtained, the Plan shall continue in effect until the Board terminates it or until stockholder approval again is required for the Plan to meet the requirements of Code Section 162(m) but is not obtained.

9. Amendment, Suspension or Termination of the Plan. The Board may at any time amend, suspend or terminate the Plan at any time.

10. Unfunded Obligation. Eligible Employees eligible to participate in the Plan shall have the status of general unsecured creditors of the Company. Any amounts payable to such Employees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. Employees shall have no claim against the Company for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

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